Exhibit 770 – August 31, 2013

As listed below, during the covered period, the Registrant engaged in certain transactions pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended. Each of the Rule 10f-3 transactions was conducted in accordance with the pricing and other requirements of Rule 10f-3 and the Registrant’s policies and procedures to ensure compliance with Rule 10f-3.  These transactions were presented to and reviewed by the Registrant’s Board of Trustees on a quarterly basis.  The Registrant is filing this Exhibit to ensure that all of the Rule 10f-3 transactions are reported pursuant to Item 77O of Form N-SAR.

Trust	Fund Name	CUSIP	Issuer/ Security Description	Note/ Bond/ Equity	Purchase Date	Selling Broker*	Face Value Bond / # of Shares Purchased	Share Price / Par	Amount Paid By Fund
Bank of America Funds Series Trust	BofA California Tax Exempt Reserves	544657HQ5	County of Los Angeles 2013-14 Tax and Revenue Anticipation Notes 2.0 6/30/2014	Bond	6/4/2013	Goldman Sachs	5,000,000	101.81100	$5,090,550
Bank of America Funds Series Trust	BofA Tax-Exempt Reserves	13063CEB2	State of California 2013-14 Revenue Anticipation Notes 2.0 6/23/2014	Bond	8/16/2013	JP Morgan	40,150,000	101.47600	$40,742,614
Bank of America Funds Series Trust	BofA Municipal Reserves	13063CEB2	State of California 2013-14 Revenue Anticipation Notes 2.0 6/23/2014	Bond	8/16/2013	JP Morgan	13,710,000	101.47600	$13,912,360
*Rule 10f-3 transactions in which a fund purchased securities from an underwriting syndicate in which an affiliated underwriter participated as a syndicate manager or member.